EXHIBIT 10.1

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”), dated as of January 25, 2016, by and between PGT Industries, Inc., a Florida corporation (“PGT” or “Customer”), and SAPA Extrusions, Inc. a Delaware corporation (“SAPA” or “Supplier”)

1.
Term. This Agreement shall remain effective through December 31, 2017 (the “Term”).  Unless otherwise agreed to in writing, this Agreement shall: (i) apply to and control all current and future business, unless otherwise agreed to in writing, which writing must specifically reference this Agreement and clearly state the parties’ intention to supersede this Agreement, and (ii) shall be effective and supersede all other such agreements when signed by authorized personnel for both companies.

2.	Definitions.

a.	“Architectural Paints” shall mean paints that meet or exceed AAMA 2604 or AAMA 2605 standards as specified.

b.	“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated the date hereof by and between the parties hereto, substantially in the form attached as Schedule A.

c.	“Delivery” shall mean the point in time when Products are tendered by Supplier, and accepted by PGT, at its Nokomis Plant or at such other location as is agreed in writing.

d.	“Price” shall mean the total transactional cost of materials with or without freight as agreed upon in the FOB and delivery section.

e.	“Material Certificate” shall mean documentation confirming adherence to material and or performance specifications.

f.
“Material Safety Data Sheet” shall mean documentation in conformance to OSHA requirements that shall provide detailed information on each hazardous chemical, including its potential hazardous effects, its physical and chemical characteristics, and recommendations for appropriate protective measures.

g.	“Nokomis Plant” shall mean PGT’s place of business located at 1070 Technology Drive, Nokomis, FL 34275.

h.	“Products” shall mean goods produced by Supplier and purchased by PGT, as contemplated by this Agreement and listed on a Purchase Order.

i.
“Specifications” shall mean specifications, drawings, requirements, performance and/or functions, relating to the Products and agreed to by the parties in writing as set forth on a Purchase Order and/or as part of the Production Part Approval Process.

3.	Representations and Warranties.

a.
Supplier represents and warrants that the Products shall comply with the Specifications but, except as otherwise set forth in this Agreement, makes NO OTHER WARRANTY, express or implied, including merchantability or fitness for any particular purpose. Supplier represents and warrants that Products shall comply with Specifications.

b.
Supplier warrants that Products will conform to such Specifications and will be free from all defects in material and workmanship.    Customer shall have the right to reject and return non-conforming products, upon receipt of Supplier’s “Return Goods” authorization, at the Supplier’s expense up to and including labor charges to inspect, sort, package, and handle for return. Such goods are not to be replaced without a Purchase Order from Customer.

c.
Supplier represents and warrants that, upon transfer of ownership as defined in Section 6 of this Agreement, Supplier shall pass to PGT, and PGT shall receive, good and marketable title to such Products, free and clear of all liens, claims, security interests pledges, charges, mortgages, deeds of trusts, options, or other encumbrances of any kind.

d.
Supplier and Customer agree to form and actively participate in a Partnership Development Program, as explained in Table 5 of Schedule B, with the objective of exploring innovative, cost effective solutions that provide both Supplier and Customer with sustainable competitive advantage. Supplier will remain competitive with respect to the Products in terms of quality, technology, price and delivery with any supplier of the same or similar goods during the term of this Agreement, as further described below. Should another supplier demonstrate technology which yields products of equal or superior quality, throughput, performance or lower price to PGT during the course of this Agreement, PGT may notify Supplier in writing of such technology and request that Supplier replicate such technology to the advantage of PGT, provided such replication would not violate any proprietary rights of any other party. Written notification to Supplier shall be accompanied by whatever information is available to PGT regarding such technology which is not proprietary to PGT or any other party and which PGT is not prohibited from disclosing so that Supplier can evaluate the viability of the proposal. Supplier shall have ninety (90) days after receipt of notice to make the Products competitive. If Supplier is unable to make the Products competitive within such period, PGT may immediately terminate this Agreement as set forth below, with no further obligation other than to accept and pay for conforming goods covered by outstanding Purchase Orders or required by Section 5(d) of this Agreement, and to pay for conforming goods already delivered.

e.
Each party represents, warrants and covenants that: (i) it is and shall be at all times a legal entity validly existing under the laws of its jurisdiction with the corporate or other power to own all of its properties and assets and to carry on its business as it is currently being conducted; (ii) it has the corporate or other power to execute and deliver this Agreement and to perform its obligations hereunder; (iii) its signatory executing this Agreement is duly authorized to execute and deliver this Agreement on its behalf, and no further corporate or other proceedings are necessary with respect thereto; (iv) it is not required, in connection with execution and delivery of this Agreement or the performance of its obligations hereunder, to obtain the consent of any third party; and (v) the execution and delivery of this Agreement and performance of its obligations here under do not (A) violate any provision of its articles of incorporation or by-laws or equivalent organizational documents as currently in effect, or (B) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any lien upon any of its properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract to which it is a party or by which any of its properties or assets are bound.

f.
PGT intends to retain SAPA as a supplier of painted and unpainted aluminum extrusions, provided that SAPA’s pricing, product quality, on-time performance and customer service are at least comparable to the alternate sources of supply of such goods.

4.	Pricing and Payment.

a.	Pricing shall remain firm throughout the Term as shown on Schedule B.

b.	Diligent control over material costs, including but not limited to labor and overhead, are Supplier’s responsibility.

c.
Supplier agrees that if, during the Term, it sells or delivers substantially similar material named herein of comparable quality, manufacturability, and amounts to any other window and/or door manufacturer at some price that results in a price lower than the price in effect hereunder, it will offer to sell to PGT such substantially similar material in the same or greater volumes at the same terms and conditions.

d.
The parties agree that productivity and quality improvements must be continuous elements of this Agreement. Therefore, it is expected that these improvement elements should always exceed the possible effects of customary increases in materials or labor.

e.	Invoices shall be rendered separately for each delivery and purchase order and shall include PGT’s part number, quantity ordered, quantity shipped, unit price, and total price.

f.	Except as specifically detailed in Schedule B or agreed by the parties in writing, no additional surcharges, packaging, loading, handling fees, or additional charges of any kind will be paid by PGT.

5.	Purchase Orders

a.
From time to time during the Term, PGT shall order Products from Supplier pursuant to and in accordance with separate PGT standard purchase orders or other related documentation (collectively, the “Purchase Orders”).  Such Purchase Orders shall specify quantities of the Product, shipping instructions, delivery date(s), and detailed instructions for the delivery of the Products (with release schedules, delivery orders or equivalent notices).  Each Purchase Order executed by the Parties shall be binding upon Supplier and PGT and shall be deemed to constitute a part of this Agreement as if fully set forth herein, and all terms and conditions of this Agreement shall be deemed to apply to the subject matter of such Purchase Order as if fully set forth therein. If any of the terms of a Purchase Order are inconsistent with, or are in addition to, the terms of this Agreement, the terms of this Agreement shall prevail unless such Purchase Order makes specific reference to the specific terms of this Agreement which shall not apply and is signed by both parties.

b.
Each Purchase Order shall contain specific instructions regarding whether the shipment is to be delivered to the Nokomis Plant. PGT shall provide detailed instructions for the delivery of the Products (with release schedules, delivery orders, purchase orders or equivalent notices).

c.	Supplier will accept or otherwise respond to every order in writing to PGT within (2) business days. In the event of a contradiction, the terms and conditions of this Agreement shall prevail.

d.
Supplier hereby agrees to maintain a reserve supply of raw materials equal to two (2) months of consumption volume per each specification or a larger quantity, at the Supplier’s discretion and risk, which Supplier determines may be necessary to meet PGT’s requirements.  In addition, Supplier agrees to manufacture Products in order to fulfill its obligations in connection with the stocking program described in Table 7.

e.
For planning purposes, a forecast will be provided by PGT, as reasonably requested, where the annual volume will be estimated. Any quantity estimates or purchase forecasts provided by PGT are for planning purposes only, should not be relied upon, and do not constitute an order for material or Products. SAPA requires a 30-day rolling forecast on volume requirements from PGT in order to maintain the service and quality levels outlined in this Agreement.

6.	Delivery.

a.	The Products shall be delivered as specified on the PGT Purchase Order.

b.	With each shipment of Products, Supplier will deliver a packing list containing the following information:

i.	Purchase Order number

ii.	PGT part number

iii.	Quantity ordered/Quantity shipped

iv.	Material Certificate, when required

v.	Material Safety Data Sheet, when required

c.	Lead time for delivery to the Nokomis Plant is outlined in Schedule B.

d.
For Products shipped F.O.B. Destination, the Nokomis Plant, the Supplier shall be responsible for all insurance costs, freight charges and import and/or export fees, duties, demurrage, taxes, etc. incurred on each shipment, and, title and risk of loss remain with the Supplier until delivery. Title, risk of loss, and freight charges shall become the responsibility of PGT when PGT arranges for the transport of materials from Supplier’s dock, F.O.B. Shipping Point.

7.
Certification and Quality Assurance. Supplier has met PGT’s initial quality certification requirements. However, Supplier acknowledges that PGT may, from time to time, ask Supplier to participate in a quality assurance audit which may include, but not be limited to, supplying its quality assurance manual for PGT’s reasonable review.  Periodic Supplier performance evaluations may be performed, the purpose of which will be to assess Supplier’s quality as it relates to, among other things, on-time deliveries, packaging, service/warranty, and non-conforming materials as reported through PGT’s defective material reporting process.

8.
Defective Material. Supplier shall use all reasonable commercial efforts to ensure quality and conformance to material and performance specifications, provided that PGT shall be responsible for all neglect, mishandling and abuse subsequent to the delivery of Products to it. Supplier shall honor valid returns and credits promptly for any non-conforming material and reasonable costs incurred by PGT to rework (with Supplier's advance written consent, such consent not to be unreasonably withheld) or sort unsatisfactory material, subject to the limitations set forth in Section 10 below. Supplier shall provide corrective action documentation to PGT on defective material reported during the Term. The parties further agree to specific quality requirements as defined in Schedule B.

9.
Manufacturing Alterations. Any and all modifications in composition, design, or manufacturing process (collectively, “Modifications”) must be approved by PGT, in writing, prior to implementation by Supplier. In its sole and absolute discretion, PGT may require samples for testing prior to approving any such Modifications.

10.	Indemnification; Limitation of Liability.

a.
Supplier agrees to indemnify and hold harmless PGT, along with its employees, dealers, distributors, affiliates, and other agents (collectively, the “Indemnified Parties”), from and against any claim asserted by any third party for damage to that third party’s property, or for bodily injury, or both, arising out of or in connection with Supplier's negligence or strict liability in connection with supplying Products under this Agreement. The obligations to defend and indemnify for third party claims are in addition to the obligations Supplier already has to PGT under the terms of its warranty. The term “claim” includes, but is not limited to, allegations, notices, lawsuits, judgments, and settlements. It also includes an obligation on the part of Supplier to indemnify any Indemnified Party for costs, expenses, attorneys’ fees, and other costs incurred in connection with the defense of any claim that is covered by this provision. PGT may, at its discretion be represented by its own counsel, at its own expense in connection with any such proceedings.

b.
Supplier will defend, indemnify and hold the Indemnified Parties harmless against losses, liabilities, costs, actions, claims and other obligations and proceedings, including but not limited to all reasonable attorney’s fees, court costs and remedial costs incurred, that arise out of, or are in connection with Suppliers negligence in connection with supplying Products under this Agreement.

c.
Anything contained in this Agreement to the contrary notwithstanding, unless the parties mutually agree to a liability limitation of a greater amount in particular circumstances, Suppliers liability for nonconforming goods shall be limited to no more than three (3) times the invoiced price of the non-conforming goods, and neither party shall be liable to the other for any special, exemplary, punitive, or consequential damages (including without limitation, business interruption, injury to reputation and lost profits), whether or not foreseeable, arising in any way out of the purchase, sale or use of the Products, provided that the damages excluded by this sentence shall not be deemed to include the sharing of the costs of repair or replacement of defective Product (including any assembly and installation expenses associated therewith).

11.	Confidentiality. The parties hereto agree to comply with, and be bound by, the terms of the Confidentiality Agreement.

12.	Termination. This Agreement may be terminated by either party in the event that:

a.	The other party makes a general assignment for the benefit of creditors;

b.
The other party becomes insolvent, or voluntary or involuntary proceedings are instituted by or against such party under any federal, state, or other bankruptcy or insolvency laws and such proceedings are not terminated within ninety (90) days, or a receiver is appointed for such party;

c.	The other party ceases to function as a going concern;

d.
The other party fails to perform any material provision of this Agreement and does not cure such failure within a period of thirty (30) days after receipt of written notice from the other party specifying such failure and stating its intention to terminate this Agreement if such failure is not cured; or

e.	Performance of this Agreement is suspended by the other party in accordance with Section 13(a) below, and it appears that such performance will be delayed for more than six (6) months.

13.	Miscellaneous.

a.
Force Majeure. No party to this Agreement shall be liable for non-performance hereunder resulting from: severe weather conditions; war; riots; civil disorder; earthquakes; any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental agency; or any other condition or occurrence whatsoever beyond the control of such party, but only to the extent performance hereunder is prevented by any such condition. If the performance of this Agreement is prevented by reason of any such event, (a) the party whose performance is prevented, shall give prompt written notice to the other party of the event and shall be excused from performance, but only to the extent prevented; provided, however, that the party whose performance is prevented shall take all steps to avoid or remove such causes of nonperformance and shall continue performance whenever and to the extent possible; and (b) if it appears that a time for delivery or performance scheduled pursuant to this Agreement will be delayed for more than six (6) months, the party receiving notice under subsection (a) above shall have the right to terminate, by written notice to the other party, any portion of this Agreement covering the prevented performance, and the obligations and liabilities of both parties with respect to such portion of the Agreement shall thereupon lapse and terminate, except to the extent such obligations or rights are intended to survive pursuant to this Agreement.

b.
Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by either party, in whole or in part without the prior written consent of the other, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of the parties hereto.

c.
Contractor Status. The parties are and shall remain independent contractors with respect to each other, and nothing in this Agreement shall be construed to place the parties in the relationship of partners, joint ventures, fiduciaries or agents, nor grant any right or authority to assume or create an obligation or responsibility, express or implied, on behalf of or in the name of the other or bind the other in any manner whatsoever.

d.
Modification and Waiver. No modification, amendment or waiver of any provision of this Agreement shall be valid or binding unless in writing and executed by both of the parties. Any other purported modification, amendment or waiver of any provision of this Agreement shall be null and void. No waiver by either party of any breach, or the failure of either party to enforce any of the terms and conditions of this Agreement, shall affect, limit or waive that party’s right to enforce and compel compliance with all terms and conditions of this Agreement, or to terminate this Agreement according to its terms.

e.
Invalidity or Illegality. In the event any provision of this Agreement is declared to be void, invalid or unlawful by any court or tribunal of competent jurisdiction, such provision shall be deemed severed from the remainder of this Agreement and the balance shall remain in full force and effect. The parties shall undertake to replace the invalid, ineffective, or unenforceable provisions with valid, effective, and enforceable provisions, which, in their commercial effect, approximate as closely as possible the intentions of the parties as expressed in the invalid, ineffective, or unenforceable provisions.

f.
Notices. All notices given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail, if available, return receipt requested, or by confirmed facsimile, or by recognized overnight courier for next day delivery, addressed or sent to the parties at the following addresses and facsimile numbers or to such other additional address or facsimile number as any party shall hereafter specify by notice to the other party:

i.	If to PGT, to:

PGT Industries, Inc.
1070 Technology Drive
Nokomis, FL 34275
Attention: General Counsel
Facsimile: (941) 486-8634

ii.	If to the Supplier, to:

SAPA Extrusions, Inc.
2905 Old Oakwood Road
Gainesville, GA  30504
Attention: Director of Sales, Southeast Region
Facsimile: (770) 534-1436

Copy to:

Sapa Extrusions, Inc.
9600 W. Bryn Mawr Avenue, Suite 250
Rosemont, Illinois 60018
Attention: General Counsel
Facsimile: (847) 349-7262

g.	Headings. Section headings contained herein are for convenience only and shall not affect the interpretation hereof

h.
Counterparts. The parties may execute any number of counterparts to this Agreement, each of which shall be an original instrument, but all of which taken together shall constitute one and the same Agreement. Signed facsimile copies of this Agreement will bind the parties to the same extent as original documents.

i.
Entirety. This Agreement, which includes the recitals, schedules, Purchase Orders, exhibits and annexes attached or subsequently incorporated in this Agreement, constitutes the entire understanding and agreement between the parties regarding the subject matter set forth herein, and supersedes all prior or contemporaneous agreements, oral or written, made between the parties relating such subject matter.

j.
Agreement Precedence. For their convenience, the parties may use, from time to time, their standard purchase orders, site level execution agreements, sales releases, delivery schedules, acknowledgments, invoices and other similar preprinted forms. In the event of a conflict between this Agreement and any of these documents that purport to govern the same matters set forth herein, this Agreement shall prevail unless the other document (i) is executed and delivered by both parties hereto in writing subsequent to the date of this Agreement, (ii) specifically refers to this Agreement and to this Section, and (iii) indicates that it is intended to, and shall take precedence over, this Agreement.

k.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws principles thereof (other than its conflict of law principles to the extent that the application of the laws of another jurisdiction would be required thereby). Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation or legal proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereunder.

1.
Survival Provisions. Neither the expiration nor termination of this Agreement shall affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination.

m.	Personal Protective Equipment. Suppliers and subcontractors must wear appropriate personal protective equipment (PPE) when visiting any of PGT’s manufacturing facilities.

n.
Insurance. Supplier shall maintain workmen’s compensation and employer’s liability for its employees and sub-contractors, public protective and contractual liability insurance, owner’s protective liability insurance, automobile liability insurance with minimum limits of bodily injury or death, one person $1,000,000.00; each occurrence, $1,000,000.00; property damage, each occurrence, $1,000,000.00.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by persons authorized on their respective behalf, effective as of the date first set forth above.

PGT INDUSTRIES, INC.

By

Name:               Brad Voss

Title:  Director of Strategic Purchasing

SAPA Extrusions, Inc.

By

Name:  Doug Carlson

Title:              Director Sales - Southeast